                                                                     Exhibit 4.2

                                    AGREEMENT

         This is an agreement dated June 30, 1999 between The Monarch Machine Tool Company (the "Buyer"), an Ohio corporation, and the persons (the "Selling Stockholders") listed on Exhibit A to the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated May 13, 1999, among the Buyer and those persons.

1. PURCHASE OF NOTE AND WARRANTS. The Selling Stockholders agree to purchase from Buyer, and Buyer agrees to sell to the Selling Stockholders, at the Closing (as defined below) (i) a promissory note in the principal amount of $15,000,000 (the "Note"), in the form attached to this Agreement as Exhibit A and (ii) Warrants, in the form attached to this Agreement as Exhibit B, as follows:

              (a) At the Closing, warrants to purchase 100,000 shares of the Buyer's common stock, no par value ("Buyer Common Stock"), at a purchase price of $7.75 per share, subject to adjustment as provided in the Warrants;

              (b) on June 30, 2000, unless the principal and interest on the Note has been paid in full by that date, warrants to purchase 150,000 shares of Buyer Common Stock at a purchase price equal to the lower of (i) $7.75 per share and (ii) the market price of the Buyer Common Stock at June 30, 2000, subject to adjustment as provided in the Warrants;

              (c) on each of October 2, 2000, and January 2, April 2, July 2 and October 1, 2001 (or such of these dates as fall before the principal and interest of the Note has been paid in full) warrants to purchase 50,000 shares of Buyer Common Stock at a purchase price equal to the lower of (x) $7.75 per share and (y) the market price of the Buyer Common Stock at the date of purchase, subject to adjustment as provided in the Warrants.

              (d) For the purpose of determining the exercise price of the warrants, the "market price" of the Buyer Common Stock will be the arithmetic mean of the last reported sale prices of Buyer Common Stock reported on the New York Stock Exchange (or in such other market as is the principal market for Buyer Common Stock) on each of the five trading days before the date as of which the market price is determined.

              (e) If when the Buyer is required by subparagraph (c) to issue Warrants, the rules of the New York Stock Exchange require that the Company's stockholders approve the Company's issuance of Common Stock on exercise of those Warrants, but the Company's stockholders have not approved that issuance of Common Stock, on the day when the Company was required to issue those Warrants, the Company will, instead of issuing the Warrants, issue to the Selling Stockholders a number of stock appreciation rights ("SARs") equal to the number of Warrants the Company was required to issue on that day, which SARs will have the following principal terms:

            (i) The exercise price of the SARs will be the same as the exercise price of the warrants would have been, as provided in subparagraph (c above.

            (ii) The expiration date of the SARs will be June 30, 2009.

            (iii) The SARs will include provisions which are substantially identical with Article III of the Warrants regarding adjustment to the exercise price and to the number of shares of Common Stock or other securities or assets which the holders will receive upon exercise.

            (iv) When an SAR is exercised (x) the holder will not have to pay the exercise price or any other sum to the Company and (y) the holder will receive cash per share as to which the SAR is exercised equal to (A) the fair value on the day the SAR is exercised of Common Stock or other securities or assets as to which the SAR is exercised (which, as to Common Stock, will be the average of the last sale price of the Common Stock reported on the New York Stock Exchange composite tape (or in such other market as is the principal market for the Common Stock) on each of the ten trading days next preceding the day for which the fair value is being determined, and as to any other securities or assets will be their fair value as determined in good faith by the Board of Directors of the Company), minus (B) the per share exercise price of the SAR. The SARs will also have other customary terms which will be nearly as possible the same as the comparable terms of the Warrants.

         2. PURCHASE PRICE. The price to be paid by the Selling Stockholders for the Note and the Warrants (or SARs) described in Section 2 will be $15,000,000, which will be paid by wire transfer of immediately available funds on the date of the Closing to an account with a bank in the United States of America which Buyer specifies at least 48 hours before the Closing to the Three Cities Research, Inc., as Stockholders Representative for the Selling Stockholders.

         3. BOARD OF DIRECTORS. The Stockholders' Representative will have the right, which the Stockholders Representative may exercise at any time beginning 90 days after the day of the Closing, to nominate two individuals to serve on the Board of Directors of Buyer, and Buyer agrees to take all actions in its power to cause the election of the individuals designated by the Stockholders Representative to its Board of Directors as promptly as practicable. Buyer further agrees to take all actions in its power to maintain two individuals nominated by the Stockholders Representative on its Board of Directors until the
Note is repaid in full, except that at any time when, because of prepayments or transfers of portions of the Note, the principal amount of the Note beneficially owned by Selling Stockholders is less than 50% of the original principal amount of the Note, the Buyer need only take all actions in its power to maintain one individual nominated by the Stockholders Representative on its Board of Directors. The Stockholders Representative will use its best efforts to cause the individuals who it nominates to resign from the Board of Directors promptly after the Note is paid in full, and if at the time the principal amount of the Note beneficially owned by Selling Stockholders ceases to be at least 50% of the original principal amount of the Note, there are two individuals nominated by the Stockholders Representative serving on the Board of Directors, at the Company's request the Stockholders Representative will use its best efforts to cause one of those individuals to resign from the Board of Directors.

         4. CLOSING. The closing (the " Closing") of the purchase of the Notes and the Warrants to be issued at the Closing will take place at the same place and time as the closing under the Stock Purchase Agreement. At the Closing, (i) the Buyer will deliver to the Stockholders Representative, on behalf of the Selling Stockholders, the Note and the Warrants described in subparagraph 1(a), registered in the name of the Stockholders Representative, as Stockholders Representative, and (ii) the Stockholders Representative will deliver to the Buyer evidence of the wire transfer described in Paragraph 2.

         5. CONDITIONS TO OBLIGATIONS OF SELLING STOCKHOLDERS. The obligations of the Selling Stockholders at the Closing are subject to (i) satisfaction of all the conditions set forth in Section 5.2 of the Stock Purchase Agreement and
(ii) Buyer's purchasing all the outstanding stock of Precision Industrial Corporation from the Selling Stockholders at the Closing under the Stock Purchase Agreement.

         6. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of the Buyer at the Closing are subject to (i) satisfaction of all the conditions set forth in
Section 5.1 of the Stock Purchase Agreement and (ii) Buyer's purchasing all the outstanding stock of Precision Industrial Corporation from the Selling Stockholders at the Closing under the Stock Purchase Agreement.

         7. SECURITIES LAW MATTERS. Each of the Selling Stockholders acknowledges that the Note and the Warrants, and the shares of Buyer Common Stock issuable upon the Warrants, may not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or transferred other than in a transaction which is registered under the Securities Act or is exempt from the registration requirements of the Securities Act.

         8. AUTHORITY OF STOCKHOLDERS REPRESENTATIVE. The Stockholders Representative represents and warrants to the Buyer that the Stockholders Representative is duly authorized to execute and delivery this Agreement on behalf of each of the Selling Stockholders.


         IN WITNESS WHEREOF, the Buyer and the Stockholders Representative, on behalf of the Selling Stockholders, have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

                                     THE MONARCH MACHINE TOOL
                                     COMPANY

                                     By:________________________________
                                        Title: President


                                     THREE CITIES RESEARCH, INC., as
                                     Stockholders Representative

                                     By:________________________________
                                        Title:



                                       3